Exhibit 10.1

AMENDED AND RESTATED SEPARATION AND RELEASE AGREEMENT

MEMORANDUM OF AGREEMENT entered into at Montreal, this 10th day of September 2009.

AMONG:	ROBERT COALLIER, domiciled and residing at 596 av. Merton, Saint-Lambert, Québec, J4P 2X1

(hereinafter, “Mr. Coallier”)

AND:	DOLLARAMA L.P., having a place of business at 5805 Royalmount, Montreal, Quebec, H4P 0A1;

(hereinafter, “Dollarama”)

AND:	DOLLARAMA INC. (formerly known as Dollarama Capital Corporation), having a place of business at 5805 Royalmount, Montreal, Quebec, H4P 0A1;

(hereinafter, “DCC”)

WHEREAS Mr. Coallier and Dollarama are presently engaged in an employment relationship;

WHEREAS Mr. Coallier joined Dollarama as Chief Financial Officer in August 2005;

WHEREAS the parties entered into a Separation and Release Agreement on July 31, 2009 (hereinafter, the “Separation Agreement”);

WHEREAS, during his employment relationship with Dollarama, Mr. Coallier was granted options to purchase 530,154 class B common shares (the “Class B Common Options”) and 1,513,494 class B preferred shares (the “Class B Preferred Options”) of DCC pursuant to the DCC management option plan dated November 18, 2004 (the “Plan”) and the amended and restated option agreement between DCC and Mr. Coallier dated May 9, 2007 (the “Option Agreement”);

WHEREAS Mr. Coallier and Dollarama agreed on the termination of employment of Mr. Coallier;

WHEREAS the parties agree that Mr. Coallier will assume transitional duties for the duration of the working notice period described herein;

WHEREAS the parties have agreed on the terms and conditions of Mr. Coallier’s employment applicable during the notice of termination period and the terms and conditions applicable to the termination of his employment, the whole in accordance with the conditions stipulated in this Amended and Restated Separation and Release Agreement;

WHEREAS DCC is contemplating making an initial public offering of its common shares in Canada (the “IPO”); and

WHEREAS Mr. Coallier and Dollarama wish to mutually release each other.

NOW, THEREFORE, in consideration of the foregoing, the parties have agreed on the following:

1.	The preamble forms an integral part of this Amended and Restated Separation and Release Agreement (the “Agreement”).

2.	This Agreement amends, restates and replaces the Separation Agreement.

3.	For the purpose of this Agreement, unless the context otherwise requires, the term “Dollarama” includes Aris Import Inc., Dollarama L.P., Dollarama GP Inc., Dollarama Corporation, Dollarama Group L.P., Dollarama Group GP Inc., Dollarama Holdings L.P., Dollarama Holdings GP Inc., Dollarama Group Holdings L.P., Dollarama Group Holdings GP ULC, Dollarama Group Holdings Corporation, DCC, and each and any of their parents, predecessors, successors, affiliates or divisions, related entities, administrators, shareholders, partners, officers, directors, current or former agents, and other representatives. The releases and discharges contained in this Agreement benefit each of these persons and/or entities.

4.	Mr. Coallier and Dollarama acknowledge that immediately following the filing by Dollarama of the Form 10-Q for the quarterly period ended on August 2, 2009 with the United States Securities and Exchange Commission (the “Resignation Date”), Mr. Coallier shall no longer hold the position of Chief Financial Officer of Dollarama and shall be deemed to have resigned as an officer of each of Aris Import Inc., Dollarama GP Inc., Dollarama Corporation, Dollarama Group GP Inc., Dollarama Holdings GP Inc., Dollarama Group Holdings GP ULC, Dollarama Group Holdings Corporation and DCC effective on the Resignation Date.

5.

As of and from the Resignation Date, Mr. Coallier shall remain employed by Dollarama as an employee holding the position of Senior Vice President Finance up until the earlier of the date upon which the new Chief Financial Officer replacing Mr. Nicholas Nomicos as interim Chief Financial Officer is designated by the Chief Executive Officer or the board of directors of Dollarama and December 1 st, 2009 (the “Effective Date”). Moreover, Mr. Coallier recognizes that the period starting on July 31, 2009 and ending on the Effective Date is a notice of termination period (the “Working Notice Period”).

6.	Mr. Coallier shall perform the following duties and functions during the Working Notice Period, in addition to those inherent to Mr. Coallier’s title and those compatible with Mr. Coallier’s position, which the Chief Executive Officer or the board of directors of Dollarama may delegate to him from time to time:

(a)	generally cooperate with Dollarama in all matters related to the conclusion of ongoing work or projects;

(b)	collaborate and assist in the orderly transfer of his responsibilities, functions and duties to any person designated by the Chief Executive Officer or the board of directors of Dollarama, including to a new Chief Financial Officer, as the case may be; and

(c)	transition his know-how to any person designated by the Chief Executive Officer or the board of directors of Dollarama, including to a new Chief Financial Officer, as may be requested by Dollarama.

7.	In consideration of Mr. Coallier’s performance of the duties and functions described at article 6 during the Working Notice Period on an uninterrupted basis and compliance with the Covenants (as defined below), Dollarama undertakes to:

(a)	continue, during the Working Notice Period, to pay to Mr. Coallier his current annual base salary, namely three hundred and seventy-five thousand Canadian dollars (CAD$375,000), less applicable legal deductions, in accordance with the current payroll practices of Dollarama;

(b)	continue, during the Working Notice Period, Mr. Coallier’s participation in all Dollarama-sponsored benefits programs, subject to the terms and conditions of said programs;

(c)	following the Effective Date, remit to Mr. Coallier any accrued and unpaid vacation pay as at the Effective Date; and

(d)	reasonably accommodate Mr. Coallier during the Working Notice Period in connection with any interviews with potential employers.

8.	Notwithstanding anything contained herein, Mr. Coallier agrees that Dollarama may terminate his employment at any time before the Effective Date for Cause. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in the executive employment agreement between Dollarama and Mr. Coallier dated as of August 15, 2005 (the “Employment Agreement”).

9.	Provided that Mr. Coallier performs his duties and functions described at article 6 during the Working Notice Period on an uninterrupted basis and complies with the Covenants (as defined below):

(a)	beginning on the Effective Date, Dollarama will pay to Mr. Coallier a termination indemnity representing twenty-four (24) months of his annual base salary, being a total amount of seven hundred and fifty thousand Canadian dollars (CAD$750,000), which termination indemnity shall be payable in equal and consecutive installments in accordance with Dollarama’s standard payroll practices, less applicable legal deductions.

(b)	Dollarama will pay to Mr. Coallier an amount equal to such portion of Mr. Coallier’s earned bonus for Dollarama’s fiscal year 2010, prorated for the period from the beginning of such fiscal year and ending on the Effective Date, in accordance with the terms and conditions of the final management bonus plan. Such bonus payment, as the case may be, will be paid in fiscal year 2011 in accordance with Dollarama’s normal bonus payment practices for other senior executives of Dollarama;

(c)	Dollarama will continue Mr. Coallier’s participation in Dollarama’s group insurance plan for supplemental health insurance coverage (excluding Emergency Travel Assistance benefit, which ceases on the Effective Date), prescription drugs, life insurance and accidental death and dismemberment for a period which will not exceed twelve (12) months following the Effective Date, subject to the terms of the applicable plan or policy and to the continued approval of the insurance carrier, namely Industrial Alliance. In the event that Mr. Coallier engages in an employment relationship with another person providing comparable coverage before the expiry of the above-referred twelve (12) month period, he will send a written notice to Dollarama advising it to discontinue such participation. For greater certainty, all other insurance coverage, including long-term disability will cease on the Effective Date; and

(d)	notwithstanding anything contrary contained in the Option Agreement or the Plan:

(i)	in the event the IPO is completed before December 31, 2009, (A) 141,374 Class B Common Options and 403,598 Class B Preferred Options comprised in the Tranche A Options (as defined in the Option Agreement) which shall become eligible to vest and shall vest and become exercisable in accordance with Section 2(a) of the Option Agreement (the “Tranche A Retained Options”), and (B) 141,374 Class B Common Options and 403,598 Class B Preferred Options comprised in the Tranche B Options (as defined in the Option Agreement) which shall become eligible to vest and shall vest and become exercisable in accordance with Section 2(b) of the Option Agreement (the “Tranche B Retained Options” and together with the Tranche A Retained Options, the “Retained Options”), shall after the Effective Date continue to vest and become exercisable in accordance with the Plan and the Option Agreement, provided, however, that if at any time following the Effective Date Mr. Coallier violates, contravenes or breaches any of the Covenants, any unexercised Retained Options as at the time of such violation, contravention or breach (the “Call Date”) shall expire and be cancelled on the Call Date; and

(ii)	in the event the IPO is not completed before December 31, 2009, (A) the Tranche A Retained Options shall be deemed vested on December 31, 2009 and immediately thereafter surrendered by Mr. Coallier in consideration for the payment by DCC to Mr. Coallier within thirty (30) days following December 31, 2009 of CAD$1,789,109 in cash; and (B) the Tranche B Retained Options shall after the Effective Date continue to vest and become exercisable in accordance with the Plan and the Option Agreement, provided, however, that if at any time following the Effective Date Mr. Coallier violates, contravenes or breaches any of the Covenants, (i) any unexercised Tranche B Retained Options as at the Call Date shall expire and be cancelled on the Call Date, and (ii) DCC shall have the option to purchase at any time following the Call Date, upon a written notice to Mr. Coallier, the securities resulting from the exercise of the Tranche B Retained Options at a per security price equal to the lesser of the Cost or the Fair Market Value (as such terms are defined in the DCC amended and restated securityholders agreement dated as of December 20, 2006 as in effect at such time (the “Securityholders Agreement”)) of such securities and the provisions of Sections 5.1, 5.1.1.2, 5.1.3, 5.2, 5.3, 5.4 and 5.5 of the Securityholders Agreement shall apply mutatis mutandis to such purchase.

10.	In consideration of the payments and benefits provided to Mr. Coallier hereunder, including pursuant to articles 4, 7 and 9 hereof, Mr. Coallier, on behalf of himself, his descendants, dependants, executors, administrators and successors, agrees and, by this Agreement, waives, generally releases and fully discharges Dollarama from any and all claims, actions, causes of action, charges, complaints, or any other liability without limitation, no matter how denominated, labeled or plead, known or unknown, arising out of, concerning or relating in any way to Mr. Coallier’s employment or termination of employment, including, but not limited to:

(a)	claims for wrongful discharge, wages, termination pay, severance pay and benefits or breach of the Employment Agreement or any other contract; and

b)	claims or complaints under the Civil Code of Quebec, the Quebec Labour Standards Act, the Quebec Charter of Human Rights and Freedoms, the Act Respecting Industrial Accidents and Occupational Diseases or any other applicable employment-related legislation.

11.	Dollarama agrees and, by this Agreement, waives and generally releases and fully discharges Mr. Coallier from any and all claims, actions, causes of action, charges, complaints, or any other liability without limitation, no matter how denominated, labelled or plead, known or unknown, arising out of, concerning or relating in any way to his employment or the termination of his employment.

12.	Mr. Coallier represents and warrants that he has not filed and will not file any claim, charge, complaint or action of any kind against Dollarama under the Civil Code of Quebec, the Quebec Labour Standards Act, the Quebec Charter of Human Rights and Freedoms, the Act Respecting Industrial Accidents and Occupational Diseases or any other applicable law, with any administrative, provincial or federal entity, court or tribunal. Mr. Coallier also represents and warrants that he has no knowledge or reason to believe that anyone else has filed such a claim, charge, complaint or action on his behalf.

13.

Mr. Coallier recognizes and accepts that Dollarama shall not, in any case, be responsible for any additional amounts for salary, vacation pay, bonus, stock options, shares, allowance, insurance, notice, indemnity in lieu of notice, severance pay, vacation pay related thereto or any other amounts or benefits whatsoever related to or arising from the termination of his employment with Dollarama, to which he may be entitled pursuant to the Employment Agreement, the Plan, the Option Agreement, the Securityholders Agreement, the laws of the Province of Quebec or any other applicable law, contract or plan, over and above that provided by this Agreement. Mr. Coallier acknowledges that all Class B Common Options and Class B Preferred Options other than the Retained Options are deemed to have expired and are cancelled effective as of July 31, 2009.

14.	Mr. Coallier agrees and undertakes to comply with the restrictive covenants contained in the Employment Agreement during and after the termination of his employment with Dollarama, including without limitation his undertakings of confidentiality (Article 7), non-competition (Article 8(a)), non-solicitation of employees and suppliers (Article 8(c) (d)) and assignment of rights to intellectual property (Article 9) (collectively, the “Covenants”).

15.	Mr. Coallier agrees and undertakes to comply with any statutory and contractual hold period imposed on Dollarama’s senior executives in connection with the IPO and to do, execute, acknowledge or deliver all such acts, agreements and other assurances as may be required by the underwriters in connection therewith. Furthermore, the parties agree that Mr. Coallier will be granted the opportunity as other optionees to sell any common shares of DCC which they may hold pro-rata with the other selling shareholders, the whole in accordance with the terms of the over-allotment option granted to the underwriters.

16.	Mr. Coallier acknowledges that the payments and benefits provided to him hereunder are expressly conditioned upon his continued full compliance with the Covenants and that any violation, contravention or breach of any of the Covenants will render null and void the obligations and undertakings of Dollarama provided hereunder. The determination of whether Mr. Coallier is in violation, contravention or breach of any of the Covenants shall be made by Dollarama in Dollarama’s sole discretion, acting reasonably and shall be binding upon Mr. Coallier.

17.	Mr. Coallier understands, agrees and acknowledges that the confidentiality of this Agreement and all the discussions which have led to this Agreement are of the essence to this Agreement and are never to be disclosed, used, divulged, circulated or otherwise distributed to any person, except as required by Dollarama for purposes of any press release in connection with the matters contemplated hereunder or by law (including under applicable securities laws or stock exchange rules or in order to comply with its obligations under any debt indenture) or to Mr. Coallier’s legal or financial counsel.

18.	Mr. Coallier shall be entitled to retain the computer and the Blackberry (after data is removed) provided to him by Dollarama until the earlier of the date upon which Mr. Coallier engages in an employment relationship with another person and February 1, 2010. Mr. Coallier represents and warrants that he will return to Dollarama, without making copies or disclosing information relating thereto, all other property of any nature whatsoever belonging to Dollarama, including without limitation, any and all documents, records, files, software, credit cards, identification cards, passes and keys in his possession or under his control.

19.	Mr. Coallier further undertakes not to make any disparaging or defamatory statements, written or oral, or cause or encourage others to make any such statements or in any way criticize the personal and/or business reputations, practices or conduct of Dollarama or in any way impede or interfere with the business relationships of Dollarama. Dollarama makes the same undertaking regarding Mr. Coallier.

20.	Mr. Coallier agrees that he has been afforded a reasonable opportunity to consider the meaning and effects of this Agreement and fully understands the nature and consequences of this Agreement.

21.	Any article, section, subsection, paragraph or other subdivision of this Agreement or any other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed herefrom and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

22.	The parties agree that the making of this Agreement and the performance of its obligations are intended to conclude their employment relationship in an amicable manner and shall not be considered as an admission of wrongdoing by either party.

23.	Mr. Coallier agrees and understands that this Agreement constitutes the entire agreement between the parties relating to the employment and the termination of Mr. Coallier’s employment and, except as to the Covenants which shall survive and be in addition to the terms of this Agreement, supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement. This Agreement may not be modified except in writing and executed by all parties.

24.	The present Agreement shall be interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. Any legal action or proceeding with respect with this Agreement shall be brought exclusively in the courts of the Province of Quebec, district of Montreal and, by execution and delivery of this Agreement, Mr. Coallier and Dollarama irrevocably consent to the jurisdiction of those courts.

25.	This Agreement may be executed in one or more counterparts, (including by facsimile) each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

26.	This Agreement constitutes a transaction between the parties in accordance with Sections 2631 and following of the Civil Code of Quebec.

27.	The parties have agreed to execute this Agreement and all documents related thereto in the English language. Les parties aux présentes ont requis que le présent document and les documents y liés soient rédigés en langue anglaise.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and at the place first hereinabove mentioned.

DOLLARAMA L.P., acting and represented by Dollarama GP Inc., its general partner

Per:	/s/ Nicholas Nomicos	/s/ ROBERT COALLIER
Name:	Nicholas Nomicos	ROBERT COALLIER
Title:	Director

DOLLARAMA CAPITAL CORPORATION

Per:	/s/ Nicholas Nomicos
Name:	Nicholas Nomicos
Title:	Director